Exhibit 23.3

FROST & SULLIVAN

August 2, 2023

Richtech Robotics Inc.

4175 Cameron St Ste 1
Las Vegas, NV 89103

Re: Consent of Frost & Sullivan

Ladies and Gentlemen,

We understand that Richtech Robotics Inc. (the “Company”) plans to file a registration statement on Form S-1 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) in connection with its proposed initial public offering (the “Proposed IPO”).

We hereby consent to the references to our name and the inclusion of information, data and statements from our research reports and amendments thereto, including, but not limited to, our February 2022 study on the market for human-robot collaboration (collectively, the “Reports”), and any subsequent amendments to the Reports, as well as the citation of the Reports and amendments thereto, (i) in the Registration Statement and any amendments thereto, (ii) in any written correspondences with the SEC, (iii) in any other future filings with the SEC by the Company, including, without limitation, filings on Form 10-K, Form 10-Q or Form 8-K, or other SEC filings (collectively, the “SEC Filings”), (iv) on the websites or in the publicity materials of the Company and its subsidiaries and affiliates, (v) in institutional and retail road shows and other activities in connection with the Proposed IPO, and (vi) in other publicity materials in connection with the Proposed IPO.

We further hereby consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings.

Yours faithfully,

For and on behalf of

Frost & Sullivan

/s/ Perry Somers
Name:	Perry Somers
Title:	Vice President, Growth Strategies